Exhibit 99

Colgate Announces 2nd Quarter 2013 Results

Strong Organic Sales Growth Worldwide

NEW YORK--(BUSINESS WIRE)--July 25, 2013--Colgate-Palmolive Company (NYSE:CL) today reported worldwide Net sales of $4,346 million in second quarter 2013, an increase of 2.0% versus second quarter 2012. Global unit volume grew 4.0%, pricing increased 1.0% and foreign exchange was negative 3.0%. Organic sales (Net sales excluding foreign exchange, acquisitions and divestments) grew 5.5%.

Net income and Diluted earnings per share in second quarter 2013 were $561 million and $0.60, respectively. Net income in second quarter 2013 included $101 million ($0.10 per diluted share) of aftertax charges resulting from the implementation of the previously disclosed four-year Global Growth and Efficiency Program (the “2012 Restructuring Program”), costs associated with the sale of land in Mexico and a charge associated with an existing European competition law matter.

Net income and Diluted earnings per share in second quarter 2012 were $627 million and $0.65, respectively. Net income in second quarter 2012 included aftertax charges of $14 million ($0.02 per diluted share) resulting from the items described in Table 8.

Excluding the above noted items in both periods, Net income in second quarter 2013 was $662 million, an increase of 3% versus second quarter 2012, and Diluted earnings per share in second quarter 2013 was $0.70, an increase of 4% versus second quarter 2012.

Gross profit margin was 58.3% in second quarter 2013 versus 57.7% in the year ago quarter. Excluding the above noted items in both periods, Gross profit margin was 58.6% in second quarter 2013, an increase of 70 basis points versus the year ago quarter, as higher pricing and cost savings from the Company’s funding-the-growth initiatives more than offset higher raw and packaging material costs.

Selling, general and administrative expenses were 35.1% of Net sales in second quarter 2013 versus 34.3% in second quarter 2012. Excluding the above noted items in both periods, Selling, general and administrative expenses increased by 60 basis points to 34.8% of Net sales in second quarter 2013, as advertising investment increased by 70 basis points and overhead expenses decreased by 10 basis points, both as a percentage of Net sales. Worldwide advertising investment increased 9% versus the year ago quarter to $497 million.

Operating profit decreased 8% to $906 million in second quarter 2013 compared to $982 million in second quarter 2012. Excluding the above noted items in both periods, Operating profit increased 3% to $1,032 million.

Net cash provided by operations year to date increased 11% to $1,325 million, compared to $1,193 million in the comparable 2012 period. The increase was driven by strong operating earnings as well as a continued tight focus on working capital. Free cash flow before dividends (Net cash provided by operations less Capital expenditures) exceeded 100% of Net income. Working capital as a percentage of Net sales improved to negative 0.2% versus 2.8% in the year ago period, mainly due to accrued liabilities related to the 2012 Restructuring Program and the timing of dividend payments.

Ian Cook, Chairman, President and Chief Executive Officer, commented on the results and outlook excluding the 2013 and 2012 items noted above, “We are delighted that our strong growth momentum continued on both the top and bottom lines. For the fifth consecutive quarter, gross profit margin, operating profit margin and net income as a percent of sales all increased versus the year ago period.

“The strong 5.5% organic sales growth was led by the emerging markets where organic sales grew a robust 8.5%. All operating divisions achieved positive unit volume growth in the quarter. We were particularly pleased to see a return to unit volume growth at Hill’s one quarter earlier than expected.

“Advertising investment increased versus year ago, both absolutely and as a percent to sales, and we continue to plan for higher levels of commercial investment in the balance of the year in support of a very full pipeline of new products worldwide.

“Colgate’s global market shares in toothpaste and manual toothbrushes are both at record highs year to date. Colgate’s share of the global toothpaste market strengthened to 45.4% year to date, up 0.1 share points versus year ago. Our global leadership in manual toothbrushes also strengthened during the quarter with Colgate’s global market share in that category reaching 33.3% year to date, up 0.4 share points versus year ago.

“Looking forward, we expect our growth momentum to continue as we progress through the year. We are pleased that our global restructuring program is on track and proceeding smoothly. We also continue to be sharply focused on our aggressive funding-the-growth programs and our strategic worldwide pricing initiatives.

“Based on this, we continue to anticipate another year of strong organic sales growth and gross margin expansion in 2013. In light of the ongoing impact of the Venezuela currency devaluation and the recent volatility in foreign exchange in other countries, we now expect diluted earnings per share to grow 4.5% to 5.5% for the year, on a dollar basis, assuming average exchange rates in the balance of the year are equal to current spot rates.”

At 11:00 a.m. ET today, Colgate will host a conference call to elaborate on second quarter results. To access this call as a webcast, please go to Colgate’s web site at http://www.colgatepalmolive.com.

The following are comments about divisional performance for second quarter 2013 versus the year ago period. See attached Geographic Sales Analysis Percentage Changes and Segment Information schedules for additional information on divisional net sales and operating profit.

North America (18% of Company Sales)

North America Net sales increased 5.0% in second quarter 2013. Unit volume increased 6.0% with 1.0% lower pricing and foreign exchange was even with the year ago quarter. Organic sales increased 5.0% during the quarter.

Operating profit in North America increased 20% in the second quarter of 2013 to $227 million, or 370 basis points to 29.8% of Net sales. This increase in Operating profit was primarily due to an increase in Gross profit and a decrease in Selling, general and administrative expenses, both as a percentage of Net sales. This increase in Gross profit was mainly driven by lower raw and packing material costs and cost savings from the Company’s funding-the-growth initiatives which were partially offset by lower pricing. This decrease in Selling, general and administrative expenses was due to lower overhead costs which was partially offset by higher advertising investment.

In the U.S., new product launches are contributing to volume growth across categories. Market share gains year to date were seen in manual toothbrushes, powered toothbrushes, mouthwash, body washes and fabric conditioners. In toothpaste, the success of Colgate Optic White and Colgate Optic White Dual Action toothpastes helped drive market share for the Colgate Optic White brand to 5.6% year to date, up 1.0 share points versus year ago. In manual toothbrushes, Colgate achieved brand market leadership with its market share in that category reaching a record 37.2% year to date, up 0.6 share points versus year ago. This success was driven by strong sales of Colgate 360° Optic White, Colgate 360° Total Advanced Floss Tip bristles and Colgate Extra Clean manual toothbrushes.

Successful new products driving volume growth in the U.S. in other categories include Colgate Total Advanced Pro-Shield and Colgate Optic White mouthwashes, Softsoap brand Acai Berry & Tropical Water and Softsoap brand Coconut Island Quench body washes, Palmolive Soft Touch and Ajax with Aloe dish liquids and Suavitel Silky Essence fabric conditioner.

Exciting new products launching in third quarter 2013 include Colgate MaxFresh Cool Scrub and Colgate Sensitive SmartFoam with Whitening toothpastes and Colgate SlimSoft manual toothbrush.

Latin America (29% of Company Sales)

Latin America Net sales decreased 1.5% in second quarter 2013. Unit volume increased 2.0% with 4.5% higher pricing and 8.0% negative foreign exchange. Volume gains were led by Mexico, Brazil, Venezuela and the Southern Cone region. Organic sales for Latin America increased 7.0% during the quarter.

Operating profit in Latin America decreased 6% in the second quarter of 2013 to $352 million, or 120 basis points to 27.5% of Net sales. This decrease in Operating profit was primarily due to a decrease in Gross profit and an increase in Selling, general and administrative expenses, both as a percentage of Net sales. This decrease in Gross profit was due to higher costs, primarily in Venezuela, which were partially offset by cost savings from the Company’s funding-the-growth initiatives and higher pricing. This increase in Selling, general and administrative expenses was primarily due to higher advertising investment and higher overhead expenses due primarily to higher costs in Venezuela.

Colgate’s strong leadership in oral care throughout Latin America continued during the quarter with year-to-date toothpaste market share gains in Brazil, Chile, Paraguay, Uruguay, the Dominican Republic and Puerto Rico. Strong sales of Colgate Luminous White, Colgate Total Professional Gum Health and Colgate Triple Action Extra Whitening toothpastes drove volume growth throughout the region. Colgate strengthened its leadership of the manual toothbrush market throughout the region, driven by strong sales of Colgate 360° Luminous White, Colgate Triple Action and Colgate Premier manual toothbrushes. In mouthwash, Colgate’s year-to-date market share is at a record high in the region with gains driven by Colgate Luminous White mouthwash.

Products in other categories contributing to volume growth include Protex Men, Protex Vitamin E and Palmolive Naturals Olive and Aloe bar soaps, Lady Speed Stick and Speed Stick deodorants, and Axion dish liquid.

Europe/South Pacific (19% of Company Sales)

Europe/South Pacific Net sales in second quarter 2013 decreased 3.0%. Unit volume increased 0.5% with 3.0% lower pricing and 0.5% negative foreign exchange. Volume gains in the United Kingdom, Germany and Australia were partially offset by volume declines in France and Greece. Organic sales for Europe/South Pacific decreased 2.0%.

Operating profit in Europe/South Pacific increased 6% in the second quarter of 2013 to $189 million, or 180 basis points to 22.9% of Net sales. The increase in Operating profit was primarily due to an increase in Gross profit and a decrease in Selling, general and administrative expenses both as a percentage of Net sales. This increase in Gross profit was primarily driven by savings from the Company’s funding-the-growth initiatives and lower raw and packing material costs, which were partially offset by lower pricing. This decrease in Selling, general and administrative expenses was driven by higher advertising investment which was more than offset by lower overhead costs.

Colgate continued its oral care leadership in the Europe/South Pacific region with toothpaste share gains led by the United Kingdom, France, Poland, Holland, Czech Republic, Croatia and Slovakia. Successful premium products driving share gains include Colgate Max White One Luminous, Colgate MaxFresh ActiClean with SmartFoam and Colgate Total Pro Gum Health toothpastes. In the manual toothbrush category, Colgate 360° Max White One and elmex Erosion manual toothbrushes contributed to volume growth throughout the region.

Recent premium innovations contributing to volume growth in other product categories include Colgate Max White One, Colgate Total Pro Gum Health and elmex Senstive Professional mouthwashes, Colgate ProClinical electric toothbrush, Sanex Men Dermo Double Protect deodorant, Sanex Surgras and Palmolive Mediterranean Moments shower gels, Ajax Pure Home liquid cleaner and Soupline Aroma Sensations fabric conditioner.

Greater Asia/Africa (21% of Company Sales)

Greater Asia/Africa Net sales and unit volume increased 8.0% and 9.5%, respectively, during second quarter 2013. Pricing was even with the year ago period and foreign exchange was negative 1.5%. Volume gains were led by India, the Greater China region, Thailand, Turkey and Russia. Organic sales for Greater Asia/Africa increased 9.5%.

Operating profit in Greater Asia/Africa increased 8% in the second quarter of 2013 to $238 million, and remained flat at 25.6% of Net sales, as an increase in Gross profit was partially offset by an increase in Selling, general and administrative expenses, both as a percentage of Net sales. This increase in Gross profit was primarily due to cost savings from the Company’s funding-the-growth initiatives, partially offset by higher raw and packing material costs. This increase in Selling, general and administrative expenses was driven by higher advertising investment which was partially offset by lower overhead costs.

Colgate continued its toothpaste leadership in Greater Asia, driven by market share gains in India, China, Russia, South Africa, Turkey, Thailand, the Philippines, Singapore and Hong Kong. Successful new products including Colgate 360° Pro Gum Health, Colgate Optic White, Colgate Visible White and Darlie Enamel toothpastes contributed to volume growth throughout the region.

Successful products contributing to volume growth in other categories in the region include Colgate Slim Soft and Colgate 360° Surround manual toothbrushes, Colgate Optic White and Colgate Plax Herbal mouthwashes and Protex for Men shower gel.

Hill’s Pet Nutrition (13% of Company Sales)

Hill’s Net sales increased 3.5% during second quarter 2013. Unit volume increased 2.5%, pricing increased 3.0% and foreign exchange was negative 2.0%. Volume gains in the U.S., Russia, Korea, Germany, France and Brazil were partially offset by volume declines in Japan, Italy and the United Kingdom. Hill’s organic sales increased 5.5%.

Hill’s Operating profit decreased 6% in the second quarter of 2013 to $136 million, or 250 basis points to 24.8% of Net sales. This decrease in Operating profit was primarily due to a decrease in Gross profit and an increase in Selling, general and administrative expenses, both as a percentage of Net sales. This decrease in Gross profit was primarily driven by higher raw and packaging material costs due in part to formulation changes, which was partially offset by cost savings from the Company’s funding-the-growth initiatives and higher pricing. This increase in Selling, general and administrative expenses was due to increased investment in customer development initiatives and higher advertising investment.

New product introductions driving volume growth in the U.S. include the successful launch of a new natural pet food brand, Hill’s Ideal Balance, with natural ingredients perfectly balanced.

New product introductions driving volume growth globally, include the launch of breakthrough weight loss nutrition, Hill’s Prescription Diet Metabolic and the relaunch of Hill’s Science Diet with natural ingredients and improved taste.

***

About Colgate-Palmolive: Colgate-Palmolive is a leading global consumer products company, tightly focused on Oral Care, Personal Care, Home Care and Pet Nutrition. Colgate sells its products in over 200 countries and territories around the world under such internationally recognized brand names as Colgate, Palmolive, Mennen, Speed Stick, Lady Speed Stick, Softsoap, Irish Spring, Protex, Sorriso, Kolynos, elmex, Tom’s of Maine, Sanex, Ajax, Axion, Fabuloso, Soupline and Suavitel, as well as Hill’s Science Diet and Hill’s Prescription Diet. For more information about Colgate’s global business, visit the Company’s web site at http://www.colgatepalmolive.com. To learn more about Colgate Bright Smiles, Bright Futures® oral health education program, please visit http://www.colgatebsbf.com. CL-E

Market Share Information

Management uses market share information as a key indicator to monitor business health and performance. References to market share in this press release are based on a combination of consumption and market share data provided by third-party vendors, primarily Nielsen, and internal estimates. All market share references represent the percentage of the dollar value of sales of our products, relative to all product sales in the category in the countries in which the Company competes and purchases data. Market share data is subject to limitations on the availability of up-to-date information. We believe that the third-party vendors we use to provide data are reliable, but we have not verified the accuracy or completeness of the data or any assumptions underlying the data. In addition, market share information calculated by the Company may be different from market share information calculated by other companies due to differences in category definitions, the use of data from different countries, internal estimates and other factors.

Cautionary Statement on Forward-Looking Statements

This press release and the related webcast (other than historical information) may contain forward-looking statements. Such statements may relate, for example, to sales or volume growth, organic sales growth, profit or profit margin growth, earnings growth, financial goals, the impact of currency devaluations, exchange controls, price controls and labor unrest, including in Venezuela, cost-reduction plans including the 2012 Restructuring Program, tax rates, new product introductions or commercial investment levels. These statements are made on the basis of our views and assumptions as of this time and we undertake no obligation to update these statements. We caution investors that any such forward-looking statements are not guarantees of future performance and that actual events or results may differ materially from those statements. Investors should consult the Company’s filings with the Securities and Exchange Commission (including the information set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012) for information about certain factors that could cause such differences. Copies of these filings may be obtained upon request from the Company’s Investor Relations Department or on the Company’s web site at http://www.colgatepalmolive.com.

Non-GAAP Financial Measures

The following provides information regarding the non-GAAP financial measures used in this earnings release and/or the related webcast:

This release discusses organic sales growth, which is Net sales growth excluding the impact of foreign exchange, acquisitions and divestments. Management believes this measure provides investors with useful supplemental information regarding the Company’s underlying sales trends by presenting sales growth excluding the external factor of foreign exchange as well as the impact from acquisitions and divestments. See “Geographic Sales Analysis Percentage Changes” for the three and six months ended June 30, 2013 vs 2012 included with this release for a comparison of organic sales growth to sales growth in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

To supplement Colgate’s Condensed Consolidated Income Statements presented in accordance with GAAP, the Company has disclosed non-GAAP measures of operating results that exclude certain items. Worldwide Gross profit, Gross profit margin, Selling, general and administrative expenses, Selling, general and administrative expenses as a percentage of Net sales, Other (income) expense, net, Operating profit, Operating profit margin, Net income attributable to Colgate-Palmolive Company and Diluted earnings per common share are discussed both as reported (on a GAAP basis) and, as applicable, excluding charges resulting from the implementation of the 2012 Restructuring Program, the one-time charge resulting from the Venezuela devaluation, a charge associated with a European competition law matter, costs related to the sale of land in Mexico and costs associated with various business realignment and other cost-saving initiatives (non-GAAP). Management believes these non-GAAP financial measures provide investors with useful supplemental information regarding the performance of the Company’s ongoing operations. See “Non-GAAP Reconciliations” for the three and six months ended June 30, 2013 and 2012 included with this release for a reconciliation of these financial measures to the related GAAP measures.

The Company uses these financial measures internally in its budgeting process and as factors in determining compensation. While the Company believes that these financial measures are useful in evaluating the Company’s business, this information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similar measures presented by other companies.

The Company defines free cash flow before dividends as Net cash provided by operations less Capital expenditures. As management uses this measure to evaluate the Company’s ability to satisfy current and future obligations, repurchase stock, pay dividends and fund future business opportunities, the Company believes that it provides useful information to investors. Free cash flow before dividends is not a measure of cash available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure. Free cash flow before dividends is not a GAAP measurement and may not be comparable to similarly titled measures reported by other companies. See “Condensed Consolidated Statements of Cash Flows” for the six months ended June 30, 2013 and 2012 for a comparison of free cash flow before dividends to Net cash provided by operations as reported in accordance with GAAP.

(See attached tables for second quarter results.)

Table 1

Colgate-Palmolive Company

Condensed Consolidated Income Statements

For the Three Months Ended June 30, 2013 and 2012

(Dollars in Millions Except Per Share Amounts) (Unaudited)

	2013	2012

Net sales	$4,346	$4,267

Cost of sales	1,812	1,806

Gross profit	2,534	2,461

Gross profit margin	58.3%	57.7%

Selling, general and administrative expenses	1,526	1,464

Other (income) expense, net	102	15

Operating profit	906	982

Operating profit margin	20.8%	23.0%

Interest expense, net	(5)	6

Income before income taxes	911	976

Provision for income taxes	307	311

Effective tax rate	33.7%	31.9%

Net income including noncontrolling interests	604	665

Less: Net income attributable to noncontrolling interests	43	38

Net income attributable to Colgate-Palmolive Company	$561	$627

Earnings per common share
Basic	$0.60	$0.66
Diluted	$0.60	$0.65

Average common shares outstanding
Basic	933.1	954.6
Diluted	942.3	962.7

Table 2

Colgate-Palmolive Company

Condensed Consolidated Income Statements

For the Six Months Ended June 30, 2013 and 2012

(Dollars in Millions Except Per Share Amounts) (Unaudited)

	2013	2012

Net sales	$8,661	$8,467

Cost of sales	3,612	3,569

Gross profit	5,049	4,898

Gross profit margin	58.3%	57.8%

Selling, general and administrative expenses	3,062	2,942

Other (income) expense, net	339	36

Operating profit	1,648	1,920

Operating profit margin	19.0%	22.7%

Interest expense, net	(8)	16

Income before income taxes	1,656	1,904

Provision for income taxes	546	606

Effective tax rate	33.0%	31.8%

Net income including noncontrolling interests	1,110	1,298

Less: Net income attributable to noncontrolling interests	89	78

Net income attributable to Colgate-Palmolive Company	$1,021	$1,220

Earnings per common share
Basic	$1.09	$1.27
Diluted	$1.08	$1.26

Average common shares outstanding
Basic	934.8	957.4
Diluted	943.6	965.2

Table 3

Colgate-Palmolive Company

Condensed Consolidated Balance Sheets

As of June 30, 2013, December 31, 2012 and June 30, 2012

(Dollars in Millions) (Unaudited)

	June 30,	December 31,	June 30,
	2013	2012	2012

Cash and cash equivalents	$884	$884	$995
Receivables, net	1,778	1,668	1,785
Inventories	1,440	1,365	1,368
Other current assets	765	639	687
Property, plant and equipment, net	3,776	3,842	3,625
Other assets, including goodwill and intangibles	4,844	4,996	4,693
Total assets	$13,487	$13,394	$13,153

Total debt	$5,628	$5,230	$5,363
Other current liabilities	3,848	3,432	3,271
Other non-current liabilities	2,207	2,342	2,009
Total liabilities	11,683	11,004	10,643
Total Colgate-Palmolive Company shareholders' equity	1,531	2,189	2,306
Noncontrolling interests	273	201	204
Total liabilities and shareholders' equity	$13,487	$13,394	$13,153

Supplemental Balance Sheet Information
Debt less cash, cash equivalents and marketable securities*	$4,570	$4,230	$4,282
Working capital % of sales	(0.2)%	0.7%	2.8%

*	Marketable securities of $174, $116 and $86 as of June 30, 2013, December 31, 2012 and June 30, 2012, respectively, are included in Other current assets.

Table 4

Colgate-Palmolive Company

Condensed Consolidated Statements of Cash Flows

For the Six Months Ended June 30, 2013 and 2012

(Dollars in Millions) (Unaudited)

	2013	2012

Operating Activities
Net income including noncontrolling interests	$1,110	$1,298
Adjustments to reconcile net income including noncontrolling interests to net cash provided by operations:
Depreciation and amortization	221	211
Restructuring and termination benefits, net of cash	105	(27)
Voluntary benefit plan contributions	(100)	(100)
Stock-based compensation expense	52	48
Venezuela devaluation charge	172	-
Deferred income taxes	(48)	14
Cash effects of changes in:
Receivables	(194)	(119)
Inventories	(118)	(46)
Accounts payable and other accruals	89	(148)
Other non-current assets and liabilities	36	62
Net cash provided by operations	1,325	1,193

Investing Activities
Capital expenditures	(243)	(189)
Purchases of marketable securities and investments	(246)	(219)
Proceeds from sale of marketable securities and investments	92	71
Payment for acquisitions, net of cash acquired	-	(29)
Other	(1)	45
Net cash used in investing activities	(398)	(321)

Financing Activities
Principal payments on debt	(3,425)	(2,307)
Proceeds from issuance of debt	3,803	2,873
Dividends paid	(625)	(593)
Purchases of treasury shares	(771)	(894)
Proceeds from exercise of stock options and excess tax benefits	172	191
Net cash used in financing activities	(846)	(730)

Effect of exchange rate changes on Cash and cash equivalents	(81)	(25)
Net increase (decrease) in Cash and cash equivalents	-	117
Cash and cash equivalents at beginning of period	884	878
Cash and cash equivalents at end of period	$884	$995

Supplemental Cash Flow Information
Free cash flow before dividends (Net cash provided by operations less Capital expenditures)
Net cash provided by operations	$1,325	$1,193
Less: Capital expenditures	(243)	(189)
Free cash flow before dividends	$1,082	$1,004

Income taxes paid	$561	$682

Table 5

Colgate-Palmolive Company

Segment Information

For the Three and Six Months Ended June 30, 2013 and 2012

(Dollars in Millions) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net sales
Oral, Personal and Home Care

North America	$762	$727	$1,526	$1,451
Latin America	1,282	1,300	2,496	2,501
Europe/South Pacific	824	850	1,672	1,704
Greater Asia/Africa	929	859	1,884	1,738

Total Oral, Personal and Home Care	3,797	3,736	7,578	7,394

Pet Nutrition	549	531	1,083	1,073

Total Net sales	$4,346	$4,267	$8,661	$8,467

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Operating profit
Oral, Personal and Home Care

North America	$227	$190	$442	$367
Latin America	352	373	664	723
Europe/South Pacific	189	179	389	362
Greater Asia/Africa	238	220	486	440

Total Oral, Personal and Home Care	1,006	962	1,981	1,892

Pet Nutrition	136	145	272	293
Corporate(1)	(236)	(125)	(605)	(265)

Total Operating profit	$906	$982	$1,648	$1,920

Note:
(1) Corporate operations includes costs related to stock options and restricted stock awards, research and development costs, Corporate overhead costs, restructuring and related implementation costs and gains and losses on sales of non-core product lines and assets.

Corporate Operating profit(loss) for the three months ended June 30, 2013 includes costs of $102 associated with the 2012 Restructuring Program, a charge of $18 for a competition law matter in France related to the home care and personal care sectors and costs of $6 related to the sale of land in Mexico. For the three months ended June 30, 2012, Corporate Operating profit(loss) included costs of $6 related to the sale of land in Mexico and costs of $13 associated with various business realignment and other cost-saving initiatives.

Corporate Operating profit(loss) for the six months ended June 30, 2013 includes costs of $168 associated with the 2012 Restructuring Program, a one-time $172 charge for the impact of the devaluation in Venezuela, a charge of $18 for a competition law matter in France related to the home care and personal care sectors and costs of $11 related to the sale of land in Mexico. For the six months ended June 30, 2012, Corporate Operating profit(loss) included costs of $13 related to the sale of land in Mexico and costs of $18 associated with various business realignment and other cost-saving initiatives.

Table 6

Colgate-Palmolive Company

Geographic Sales Analysis Percentage Changes

For the Three Months Ended June 30, 2013 vs 2012

(Unaudited)

			COMPONENTS OF SALES CHANGE

						Pricing
						Coupons
	Sales	3 Months				Consumer &
	Change	Organic	As Reported	Organic	Ex-Divested	Trade	Foreign
Region	As Reported	Sales Change	Volume	Volume	Volume	Incentives	Exchange

Total Company	2.0%	5.5%	4.0%	4.5%	4.5%	1.0%	(3.0)%

Europe/South Pacific	(3.0)%	(2.0)%	0.5%	1.0%	1.0%	(3.0)%	(0.5)%

Latin America	(1.5)%	7.0%	2.0%	2.5%	2.5%	4.5%	(8.0)%

Greater Asia/Africa	8.0%	9.5%	9.5%	9.5%	9.5%	- %	(1.5)%

Total International	1.0%	5.0%	4.0%	4.0%	4.0%	1.0%	(4.0)%

North America	5.0%	5.0%	6.0%	6.0%	6.0%	(1.0)%	- %

Total CP Products	1.5%	5.0%	4.5%	4.5%	4.5%	0.5%	(3.5)%

Hill's	3.5%	5.5%	2.5%	2.5%	2.5%	3.0%	(2.0)%

Emerging Markets (1)	3.0%	8.5%	5.5%	6.0%	6.0%	2.5%	(5.0)%

Developed Markets	0.5%	1.5%	2.5%	2.5%	2.5%	(1.0)%	(1.0)%

Notes:

(1) Emerging Markets include Latin America, Greater Asia/Africa (excluding Japan) and Central Europe.

Table 7

Colgate-Palmolive Company

Geographic Sales Analysis Percentage Changes

For the Six Months Ended June 30, 2013 vs 2012

(Unaudited)

			COMPONENTS OF SALES CHANGE

						Pricing
						Coupons
	Sales	6 Months				Consumer &
	Change	Organic	As Reported	Organic	Ex-Divested	Trade	Foreign
Region	As Reported	Sales Change	Volume	Volume	Volume	Incentives	Exchange

Total Company	2.5%	5.5%	4.0%	4.0%	4.5%	1.5%	(3.0)%

Europe/South Pacific	(2.0)%	(1.0)%	- %	0.5%	0.5%	(1.5)%	(0.5)%

Latin America	- %	8.0%	4.0%	4.5%	4.5%	3.5%	(7.5)%

Greater Asia/Africa	8.5%	10.0%	10.5%	10.5%	10.5%	(0.5)%	(1.5)%

Total International	2.0%	6.0%	4.5%	5.0%	5.0%	1.0%	(3.5)%

North America	5.0%	5.0%	4.5%	4.5%	4.5%	0.5%	- %

Total CP Products	2.5%	6.0%	4.5%	5.0%	5.0%	1.0%	(3.0)%

Hill's	1.0%	3.0%	(0.5)%	(0.5)%	(0.5)%	3.5%	(2.0)%

Emerging Markets (1)	3.5%	9.0%	6.5%	7.0%	7.0%	2.0%	(5.0)%

Developed Markets	1.0%	2.0%	1.5%	1.5%	1.5%	0.5%	(1.0)%

Notes:

(1) Emerging Markets include Latin America, Greater Asia/Africa (excluding Japan) and Central Europe.

Table 8

Colgate-Palmolive Company

Non-GAAP Reconciliations

For the Three Months Ended June 30, 2013 and 2012

(Dollars in Millions Except Per Share Amounts) (Unaudited)

Gross Profit	2013	2012
Gross profit, GAAP	$2,534	$2,461
2012 Restructuring Program	10	-
Costs related to the sale of land in Mexico	4	6
Business realignment and other cost-saving initiatives	-	2
Gross profit, non-GAAP	$2,548	$2,469

			Basis Point
Gross Profit Margin	2013	2012	Change
Gross profit margin, GAAP	58.3%	57.7%	60
2012 Restructuring Program	0.2%	-
Costs related to the sale of land in Mexico	0.1%	0.1%
Business realignment and other cost-saving initiatives	-	0.1%
Gross profit margin, non-GAAP	58.6%	57.9%	70

Selling, General and Administrative Expenses	2013	2012
Selling, general and administrative expenses, GAAP	$1,526	$1,464
2012 Restructuring Program	(14)	-
Business realignment and other cost-saving initiatives	-	(5)
Selling, general and administrative expenses, non-GAAP	$1,512	$1,459

			Basis Point
Selling, General and Administrative Expenses as a Percentage of Net Sales	2013	2012	Change
Selling, general and administrative expenses as a percentage of Net sales, GAAP	35.1%	34.3%	80
2012 Restructuring Program	(0.3%)	-
Business realignment and other cost-saving initiatives	-	(0.1%)
Selling, general and administrative expenses as a percentage of Net sales, non-GAAP	34.8%	34.2%	60

Other (Income) Expense, Net	2013	2012
Other (income) expense, net, GAAP	$102	$15
2012 Restructuring Program	(78)	-
Charge for a French competition law matter	(18)	-
Costs related to the sale of land in Mexico	(2)	-
Business realignment and other cost-saving initiatives	-	(6)
Other (income) expense, net, non-GAAP	$4	$9

Operating Profit	2013	2012	% Change
Operating profit, GAAP	$906	$982	(8%)
2012 Restructuring Program	102	-
Charge for a French competition law matter	18	-
Costs related to the sale of land in Mexico	6	6
Business realignment and other cost-saving initiatives	-	13
Operating profit, non-GAAP	$1,032	$1,001	3%

			Basis Point
Operating Profit Margin	2013	2012	Change
Operating profit margin, GAAP	20.8%	23.0%	(220)
2012 Restructuring Program	2.4%	-
Charge for a French competition law matter	0.4%	-
Costs related to the sale of land in Mexico	0.1%	0.2%
Business realignment and other cost-saving initiatives	-	0.3%
Operating profit margin, non-GAAP	23.7%	23.5%	20

Net Income Attributable to Colgate-Palmolive Company	2013	2012	% Change
Net income attributable to Colgate-Palmolive Company, GAAP	$561	$627	(11%)
2012 Restructuring Program	79	-
Charge for a French competition law matter	18	-
Costs related to the sale of land in Mexico	4	5
Business realignment and other cost-saving initiatives	-	9
Net income attributable to Colgate-Palmolive Company, non-GAAP	$662	$641	3%

Earnings Per Common Share, Diluted (1) (2)	2013	2012	% Change
Diluted earnings per common share, GAAP	$0.60	$0.65	(8%)
2012 Restructuring Program	0.08	-
Charge for a French competition law matter	0.02	-
Costs related to the sale of land in Mexico	-	0.01
Business realignment and other cost-saving initiatives	-	0.01
Diluted earnings per common share, non-GAAP	$0.70	$0.67	4%

(1) The impact of non-GAAP adjustments on the diluted earnings per share may not necessarily equal the difference between "GAAP" and "non-GAAP" as a result of rounding.

(2) As a result of the two-for-one stock split, effective May 15, 2013, all historical per share data and number of shares were retroactively adjusted. Diluted earnings per share was computed independently for each quarter presented.

Table 9

Colgate-Palmolive Company

Non-GAAP Reconciliations

For the Six Months Ended June 30, 2013 and 2012

(Dollars in Millions Except Per Share Amounts) (Unaudited)

Gross Profit	2013	2012
Gross profit, GAAP	$5,049	$4,898
2012 Restructuring Program	18	-
Costs related to the sale of land in Mexico	8	13
Business realignment and other cost-saving initiatives	-	4
Gross profit, non-GAAP	$5,075	$4,915

			Basis Point
Gross Profit Margin	2013	2012	Change
Gross profit margin, GAAP	58.3%	57.8%	50
2012 Restructuring Program	0.2%	-
Costs related to the sale of land in Mexico	0.1%	0.2%
Gross profit margin, non-GAAP	58.6%	58.0%	60

Selling, General and Administrative Expenses	2013	2012
Selling, general and administrative expenses, GAAP	$3,062	$2,942
2012 Restructuring Program	(22)	-
Business realignment and other cost-saving initiatives	-	(12)
Selling, general and administrative expenses, non-GAAP	$3,040	$2,930

			Basis Point
Selling, General and Administrative Expenses as a Percentage of Net Sales	2013	2012	Change
Selling, general and administrative expenses as a percentage of Net sales, GAAP	35.4%	34.7%	70
2012 Restructuring Program	(0.3%)	-
Business realignment and other cost-saving initiatives	-	(0.1%)
Selling, general and administrative expenses as a percentage of Net sales, non-GAAP	35.1%	34.6%	50

Other (Income) Expense, Net	2013	2012
Other (income) expense, net, GAAP	$339	$36
2012 Restructuring Program	(128)	-
Venezuela devaluation charge	(172)	-
Charge for a French competition law matter	(18)	-
Costs related to the sale of land in Mexico	(3)	-
Business realignment and other cost-saving initiatives	-	(2)
Other (income) expense, net, non-GAAP	$18	$34

Operating Profit	2013	2012	% Change
Operating profit, GAAP	$1,648	$1,920	(14%)
2012 Restructuring Program	168	-
Venezuela devaluation charge	172	-
Charge for a French competition law matter	18	-
Costs related to the sale of land in Mexico	11	13
Business realignment and other cost-saving initiatives	-	18
Operating profit, non-GAAP	$2,017	$1,951	3%

			Basis Point
Operating Profit Margin	2013	2012	Change
Operating profit margin, GAAP	19.0%	22.7%	(370)
2012 Restructuring Program	2.0%	-
Venezuela devaluation charge	2.0%	-
Charge for a French competition law matter	0.2%	-
Costs related to the sale of land in Mexico	0.1%	0.1%
Business realignment and other cost-saving initiatives	-	0.2%
Operating profit margin, non-GAAP	23.3%	23.0%	30

Net Income Attributable to Colgate-Palmolive Company	2013	2012	% Change
Net income attributable to Colgate-Palmolive Company, GAAP	$1,021	$1,220	(16%)
2012 Restructuring Program	131	-
Venezuela devaluation charge	111	-
Charge for a French competition law matter	18	-
Costs related to the sale of land in Mexico	7	10
Business realignment and other cost-saving initiatives	-	12
Net income attributable to Colgate-Palmolive Company, non-GAAP	$1,288	$1,242	4%

Earnings Per Common Share, Diluted (1) (2)	2013	2012	% Change
Diluted earnings per common share, GAAP	$1.08	$1.26	(14%)
2012 Restructuring Program	0.14	-
Venezuela devaluation charge	0.12	-
Charge for a French competition law matter	0.02	-
Costs related to the sale of land in Mexico	-	0.01
Business realignment and other cost-saving initiatives	-	0.02
Diluted earnings per common share, non-GAAP	$1.36	$1.29	5%

(1) The impact of non-GAAP adjustments on the diluted earnings per share may not necessarily equal the difference between "GAAP" and "non-GAAP" as a result of rounding.

(2) As a result of the two-for-one stock split, effective May 15, 2013, all historical per share data and number of shares were retroactively adjusted. Diluted earnings per share was computed independently for each quarter and the year-to-date period presented. As a result of the stock split, changes in shares outstanding during the year and rounding, the sum of the quarters' earnings per share may not necessarily equal the earnings per share for the year-to-date period.

CONTACT:
Colgate-Palmolive Company
Bina Thompson, 212-310-3072
Hope Spiller, 212-310-2291